  Exhibit 99.16

JOINT FILING AGREEMENT

September 5, 2023

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock of Mobile Infrastructure Corporation, and that this Agreement be included as an Exhibit to such joint filing.

Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

[Signature Page Follows]

Exhibit 99.16

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this Joint Filing Agreement to be executed and effective as of the date first written above.

Color Up, LLC

By: /s/Manuel Chavez, III

Name: Manuel Chavez, III

Title:   Chief Executive Officer

/s/ Manuel Chavez, III

Manuel Chavez, III

/s/ Stephanie Hogue

Stephanie Hogue

/s/ Jeffrey Osher

Jeffrey Osher

HSCP Strategic III, L.P.,

a Delaware limited partnership

by: Harvest Small Cap Partners GP, LLC

By: /s/ Jeffrey Osher

Name: Jeffrey Osher

Title: Managing Member